Exhibit 3.63

CERTIFICATE OF FORMATION

OF

DATA SECURITIES PROCESSING LLC

1. The name of the limited liability company is DATA SECURITIES PROCESSING LLC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of DATA SECURITIES PROCESSING LLC this 9th day of April, 2002.

/S/ Sara G. Armstrong
Sara G. Armstrong, Authorized Representative

CERTIFICATE OF AMENDMENT

OF

DATA SECURITIES PROCESSING LLC

1.	The name of the limited liability company is: DATA SECURITIES PROCESSING LLC

2.	The Certificate of Formation of the limited liability company is here by amended as follows:

The name of the company shall be changed from its present name to SUNGARD COMPUTER SERVICES LLC

3.	This certificate shall be effective on : July 1, 2005 at 12:01 AM EST.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 23rd day of June, 2005.

/S/ William J. Stefanelli
William J. Stefanelli, President